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                                                                      EXHIBIT 99

                                                             Contact Information
                                                                James B. Mariner
                                                                   CHATCOM, INC.
                                                                    800-456-1333
                                                   email: jmariner@jlchatcom.com

           CHATCOM, INC. REPORTS PRELIMINARY FOURTH QUARTER RESULTS

CHATSWORTH, CA - June 30, 1997 - ChatCom, Inc. (NASDAQ: CHAT), today reported preliminary results for its fourth fiscal quarter, which ended March 31, 1997. These results, which are subject to adjustment on completion of its year-end audit, reflected revenues of approximately $1,460,000 for the fourth quarter and approximately $9,100,000 for the fiscal year ended March 31, 1997, as compared to $2,383,000 for the fourth quarter and $14,790,000 for the fiscal year ended March 31, 1996. The Company reported a net loss of approximately $2,290,000 (or $0.23 per share on average shares outstanding of 9,826,892) for the fourth quarter and a net loss of approximately $4,600,000 (or $0.51 per share on average shares outstanding of 8,965,743) for the fiscal year ended March 31, 1997, as compared to a net loss of $1,349,000 (or $0.18 per share on average shares outstanding of 7,536,629) for the fourth quarter and a net loss of $1,968,000 (or $0.26 per share on average shares outstanding of 7,536,492) for the fiscal year ended March 31, 1996.

The net loss for the March 31, 1997 quarter was due primarily to a decrease in revenues, attributable in part to a contraint on the number of Pentium Pro chips allocated by Intel (which problem is now corrected), a large volume of orders received late in the quarter, which could not be manufactured in time to ship during the quarter, and delays in Canadian government orders held back during Canada's unscheduled election process, an increase in operating expenses primarily in the sales, marketing, and engineering areas, and a significant increase in the Company's reserve for inventory obsolescence as the Company continued to refocus its products toward new markets and position itself to develop and serve a new customer base.

Since the end of the March 31, 1997 quarter, the Company has experienced an increase in the demand for its products, primarily in server consolidation, network emulation and telephone company web services. The Company anticipates that its revenues for the June 30, 1997 quarter will be in the range of approximately $4,250,000 to $4,400,000. Although the Company is
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encouraged by customer reaction to its new product offerings, the Company expects to record a loss for this quarter due to lower than anticipated gross margins and continued high operating costs. The Company is continuing its efforts to refocus its products and change its customer base, and to increase gross profit margins, and has begun to implement measures to reduce its operating expenses. The Company has received preliminary indications that these Canadian government orders are now being released at their anticipated levels.


The Company must provide additional liquidity to support its current level of operations or any significant future increase in revenues and is actively seeking additional financing to meet its immediate needs as well as its anticipated requirements for the balance of the current fiscal year. The Company, which currently does not have any bank debt, has received a conditional commitment for a credit line and is in the process of finalizing the implementation of the credit line and is negotiating an equity investment from one of several strategic partners. The Company has not received a firm commitment for any of the foregoing debt or equity financing, and there can be no assurance that it will be able to obtain these commitments for a sufficient amount of financing. If the Company does not raise sufficient financing to meet its short term needs, it intends, within the next few weeks, to implement a contingency plan, pursuant to which it will reduce its future product development efforts, significantly reduce its current advertising and marketing activities, and make significant reductions in its sales, engineering, customer service and manufacturing work force. Although the Company believes that it should be able to maintain operations at a reduced level under the contingency plan for the foreseeable future, it may be required to raise capital to continue operations at this reduced level and it would be necessary to raise additional capital to restore operations to their prior level.

Founded in 1982, ChatCom, Inc. is a leading supplier of award-winning managed, consolidated, application and communication server systems to Fortune 1000 companies worldwide. Located in Chatsworth, CA, ChatCom, Inc. is publicly held and traded on NASDAQ under the symbol CHAT. ChatCom can be reached at 800-456-1333 or on the web at http://www.jlchatcom.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of
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1995. Except for the historical information contain herein, the matters
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discussed in the Press Release are forward-looking statements, which involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the revenues, operations, markets, products, prices, and other factors discussed in the Company's various filings with the Securities and Exchange Commission.